EXHIBIT 99.1

PRESS RELEASE 13-07

Little Squaw Trenching Defines Another Gold Drilling Target at Chandalar

Spokane WA – October 8, 2007 - Little Squaw Gold Mining Company’s (LITS:OTC.BB -- $0.96) (“Little Squaw” or “the Company”) recent trenching program has exposed another attractive hard rock drilling target on the Company’s wholly owned Chandalar, Alaska, mining property. Excavator trenching on the Pioneer prospect cut a 25-foot-wide structure that assays 10.33 parts per million (ppm) gold, or 0.302 ounces gold per short ton (oz Au/st).

The Pioneer structure is a west-trending shear zone traced for six miles across the northern sector of the Company’s mining claims. Gold mineralization occurs intermittently along the structure. The erosion of this mineralization feeds gold particles into the gold-rich Little Squaw Creek placer gold deposit (see Company press releases of August 23, September 10, and October 4). Trenching targeted a 2,000-foot-long gold-in-soil geochemical anomaly. A series of four trenches have tested the geochemical anomaly over 540 feet of strike length, exposing gold mineralization over 320 feet. Gold values are hosted in irregular pinching and swelling quartz lenses and stringers that impregnate a thick fault zone, or shear zone, cutting schist bedrock.

In trench PN-31, two sets of samples that crosscut the shear zone show a weighted average of 25 feet true thickness at 6.49 ppm (0.190 oz Au/st). One set runs 10.33 ppm gold (0.302 oz Au/st), as reported above. The second set across the same shear zone assays 25 feet at 2.62 ppm gold (0.077 oz Au/st). This variability reflects the presence of free gold particles irregularly dispersed in the sheared and crushed rock.

Samples of quartz veins exposed in a shallow trench 45 feet and 90 feet to the west of trench PN-31 assay 25.50 ppm gold (0.745 oz Au/st) over a width of 3 feet, and 71.40 ppm gold (2.085 oz Au/st) over a width of 2.5 feet, respectively. Trench PN-30 is 230 feet east of PN-31 and again cuts the shear zone-hosted vein system, showing a true thickness of 7 feet at 5.58 ppm gold (0.163 oz Au/st). Adjacent rocks in the footwall of this intercept show strongly anomalous gold at 0.20 ppm over 45 feet true thickness. Trench PN-29 cut the shear zone 540 feet to the east of trench PN-31, but only traces of gold were detected. This trench also exposed a greenstone (or diorite) intrusion that invades the schist, which may have some bearing on the presence (or lack) of gold mineralization.

Rodney Blakestad, Vice President Exploration of Little Squaw, said: “Strong gold mineralization found thus far in the Pioneer shear zone extends for at least 320 feet and is open-ended to the west. With these dimensions, and its proximity to our Pallasgreen discovery (see Company press release of September 11), the Pioneer prospect becomes another excellent drilling target for us where we could define a bulk-tonnage type gold resource in the coming year.”

Rodney Blakestad and Richard Walters, President of Little Squaw Gold Mining Company, are responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.